Exhibit 21.1

Subsidiaries of the Registrant

Name	Ownership Percentage	Jurisdiction of Organization
LOGICBIO THERAPEUTICS RESEARCH LTD	100%	Israel
LOGICBIO AUSTRALIA PTY LIMITED	100%	Australia